Exhibit 99.3

Hello AVG and Avast Employees,

Today Avast has announced its agreement to acquire AVG. Our two companies, both founded in the Czech Republic, will combine forces to extend our leadership in Internet Security. Together, we will be in a strong position to serve growing market segments, and this deal gives us the breadth and technological depth to be the security provider of choice for our current and future customers.

We anticipate the market changing in the future. By proactively joining forces and consolidating, we expect to create the scale, efficiencies and strength to continue to lead, innovate and grow.

The combined Avast/AVG entity will allow us to better accomplish our mission of keeping people safe online.

Together we will have over 400 million users, greatly increasing the number of endpoints in our threat detection network, and allowing us to better protect our customers from the latest malware. And we will have a portfolio of over 160 million mobile users, a dramatic increase that will improve our ability to keep mobile users safe around the globe. In addition, there is a big opportunity in securing the growing number of IoT devices out there; together we are much better positioned to take advantage of that opportunity.

Over the next 2 to 3 months, we will be working together to complete the transaction. During that time, we will also be making decisions about structure of the combined organization and creating integration plans. We have posted FAQs online, which you can find here. We will be updating this from time to time as we get more questions from you, and as we have more information to communicate throughout the process. We will be inviting you to an all hands meeting were you can learn more about this announcement, so look for that invitation in your inbox. If you have any questions, please do not hesitate to contact your manager or send a question to HR@AVG.com.

We should all be extremely proud of what both companies have accomplished independently over the last decades. And now, to continue that success in the next phase of market growth, we need to join together and create the size, influence and technological capability that will allow us to compete in the industry at a new level.

Regards,

Vince and Gary

Forward-Looking Statements

This communication contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the conditions to the contemplated tender offer and consummate the transactions described in this communication; and AVG’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG’s SEC filings, including AVG’s Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of AVG or any other securities, nor is it a substitute for the tender offer materials that Avast will file with the SEC. The solicitation and offer to purchase ordinary shares of AVG will only be made pursuant to an Offer to Purchase, a related letter of transmittal and certain other tender offer documents. At the time the tender offer is commenced, Avast will file a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, and AVG will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC, each with respect to the tender offer. The tender offer statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the solicitation/ recommendation statement will contain important information. AVG’s shareholders are urged to read the tender offer statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, when they become available, carefully and in their entirety because they will contain important information that holders of AVG’s securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of ordinary shares of AVG at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AVG will be available free of charge on AVG’s website at www.avg.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AVG files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AVG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AVG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.